Exhibit 3.2

Amendment, Adopted May 6, 2004,
to the Bylaws of Mindspeed Technologies, Inc.

     The last sentence of Article II, Section 10 the Bylaws of Mindspeed Technologies, Inc. is amended to read in its entirety as follows:

“Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, at all meetings of the shareholders, all matters shall be decided by the vote (which need not be by ballot) of a majority in interest of the shareholders present in person or by proxy and entitled to vote on the subject matter, a quorum being present.”